Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Freescale Semiconductor, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-120978 and No. 333-117410) on forms S-8 of Freescale Semiconductor, Inc. of our report dated January 18, 2005, with respect to the consolidated and combined balance sheets of Freescale Semiconductor, Inc. as of December 31, 2004 and 2003, and the related consolidated and combined statements of operations, business/stockholders’ equity and cash flows, for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004, annual report on Form 10-K of Freescale Semiconductor, Inc.

/s/    KPMG LLP

Austin, Texas

February 28, 2005